EXHIBIT 99.1
IDEX CORPORATION
Moderator: Susan Fisher
July 20, 2006
1:30 pm CT

Operator:	Good afternoon. My name is Whitney and I will be your conference operator today. At this time I would like to welcome everyone to the IDEX Corporation Second Quarter Earnings Release conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

I would now like to turn the call over to Ms. Susan Fisher, Director of Investor Relations.

Susan Fisher:	Thanks, Whitney and good afternoon, everyone. Thanks for joining us today for our discussion of IDEX’s second quarter ‘06 financial results.

Earlier today we issued a press release outlined in our company’s financial and operating performance for the three and six month periods ending June 30, ‘06. That press release along with presentation slides to be used during today’s webcast can be accessed on our company website at idexcorp.com.

Joining me today from IDEX management are Larry Kingsley, Chairman and Chief Executive Officer and Dom Romeo, Vice President and Chief Financial Officer.
The format for our call today is as follows: First, Larry has some opening comments on the recent alignment of our business segments and other developments related to our business portfolio. Next, Dom will walk you through our financial results for the quarter and year-to-date, including the segment results. Larry will then provide an update on our progress and operational excellence as well as on our growth and innovation initiatives within our four segments. Following our prepared remarks today, we’ll then open the call for your questions.
If you should need to exit the call for any reason you may access a complete replay beginning approximately two hours after our call concludes by dialing the toll free number 800-642-1687 and entering the conference ID which is 4089519. Or simply log onto our company home page for the webcast replay.
Before we begin a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release as well as in our company’s filings with the SEC.
With that, I am now pleased to turn this call over to our CEO Larry Kingsley. Larry.

Lawrence Kingsley:	Thank you, Susan. We’re pleased with our performance for the quarter and year-to-date, excellent total growth, solid organic growth, strong profit performance as well as just great cash generation. We’ve acquired significant growth potential and the integration of those businesses is going well.

Before I jump into our prepared remarks though, I’d like to set the tone for what we’ll reinforce today. Given what appear to be concerns regarding the general industrial markets, to give you a sense for how we currently see the market and our growth opportunity, the fundamentals in the segments we serve indicate continued market growth that’s significantly better than GDP.
We see our growth opportunity as better than market based on our ability to capture share and new application niches, as we have. Simply stated, we think the growth environment is actually very good. We track committed projects and programs. We track value, volume, value by industry segment, patterns by segment and capital commitment for various end use segments and subsegments.
The internal indicators and the industry data for those segments we serve support a second half environment that is consistent with what we’ve seen on a year-to-date basis.
As you know, the IDEX performance model is organic growth in the mid to high single digit range, organic operating margin flow through of 30% to 35%. We generate lots of free cash and we target high organic growth uses for our capital. That’s our definition of success and against that model we have performanced and remain confident about our ability to perform.
So with that said, in the quarter we announced the expansion to four operating segments. The new segments are Fluid and Metering technologies which was a portion of the former pump group, Health and Science which was the other side of the pump group, Fire and Safety which was formerly other engineered, and Dispensing under the same name.
There are multiple reasons for moving to the four segments, but the primary reason is that the new segment and the segment names reflect our strategic thinking and our business development priorities. The creation of the new segments also represent some more logical representation of our current portfolio. Health and Science in particular we felt should be broken out as it represents 27% of our sales.
Actually I would say the most important message relative to all four of our segments for us to communicate today is that we continue to execute our niche market strategy, but particularly as it pertains to the Fluid and Metering and the Health and Science businesses.
As you know, we have strong positions and have targeted expanded applications and customer positions in the industrial, what I’ll call infrastructure segments such as fossil fuels, alternative fuels, water and waste water as well as our focus on primary and secondary chemical processing. And I’m going to come back to that later in the call.
During the quarter we completed the acquisition of Eastern Plastics or EPI. EPI is a global leader in high precision integrative fluidics. The EPI products are used in a variety of Health and Science fluidic applications but most specifically in clinical diagnostic instrumentation. We’ll also apply EPI specialty material engineering and production capability to our expanding medical device and implantable group.
So, a great addition to the Health and Science platform and the EPI team led by Tom Bracket is well regarded in the industry as very knowledgeable and they’ve been innovating within their niche for many years.
So I’ll walk you through the businesses and a progress report here shortly. But now I’m going to turn it over to Dom who will review our financial performance.
Dom.

Dominic Romeo:	Thanks, Larry, and good afternoon, everyone. As Larry mentioned, we’re executing here at a very very nice level. Sales and net income and operating margins in our second quarter were all-time highs. For those of you following along, I’m now on Slide 6. For the quarter orders were $290.5 million. That was a 10% increase from the second quarter of ‘05. Organically order growth was 5% for the quarter.

Now importantly within the quarter, monthly orders were $88 million in April, $100 million in May and accelerated to $103 million in June. I’ll provide more color on the organic order rate when we review each segment. But as you recall we benefited in Q1 from some blanket OEM orders. In Q1 our organic order rate growth was 16%, so we don’t view this 5% organic order growth in the second quarter as indicative, in fact the opposite is true. Our second quarter backlog is extremely strong and July orders are in line with our views.
Sales were up 12%. Sales increased 7% on an organic basis and Larry will discuss some of the market trends and how we continue to be very well positioned later in our presentation. So clearly from a sales and orders perspective we’re executing at a high level in terms of both innovation and growth and we’re very optimistic about the second half.
Turning next to operating margin, we’re also clearly converting this growth in executing our operating issues. For the second quarter the operating margin was 19%. That’s up 100 basis points versus last year and the Q2 operating margin when you exclude the impact of stock option expensing was 19.7%.
Gross margin of 41.4% is equal to that of the second quarter of last year and the favorable impact from our operating initiatives was offset by both acquisitions and mix.
Total SG&A expense as a percent of sales decreased from the second quarter of ‘05 by 100 basis points. In dollar terms total SG&A increased due to volume acquisitions and the impact of stock option expensing, so again even after stock option expense we’re still seeing improvement in SG&A as a percent of sales.
As you all know, we continue to closely monitor our flow through on incremental organic sales. Flow through was 37% inclusive of stock option expense, so from an operating perspective solid performance and operating leverage at an all time in terms of profitability.
Taking a look now to net income and EPS on Slide 9, income from continuing operations was $34.4 million. That was an all-time high and we’ve increased income by 20% from last year. Diluted EPS improved by 10 cents to 64 cents a share. And again the 64 cents excludes our divestiture of Lubriquip but which has been treated as a discontinued operation. It had about a penny of EPS in the second quarter.
Again from an EPS perspective, very strong performance and year-to-date net income is up 24%.
Moving now to the balance sheet, as you all know we generate terrific cash flow and have a strong balance sheet. We continue to apply strong discipline towards our acquisition activities based on both their strategic and financial merits. We’ll also continue to have a discipline towards bringing new companies into our portfolio. The pipeline is solid and in the quarter acquisitions contributed 5% to our growth rate. We view both EPI and JUN-AIR’s excellent accretive acquisitions to our company.
Moving to inventory for the — from year-end we’ve increased inventories by $14.6 million on a reported basis, however $12.3 million of that is due to acquisitions, so comparable inventories up slight at 2% but with higher volume we did achieve a slight improvement in turns of inventory.
On accounts receivable, again if we adjust for acquisitions the increase from year-end essentially follows sales our DSO remains consistent in the mid-40s. CAPEX was $5.4 million for the quarter. We still feel our full-year range is somewhere between $25 and $28 million. And our balance sheet remains extremely strong. Debt to cap is 18%.
In the quarter we generated $39 million of free cash flow. That represented a 30% increase from last year and was a conversion of net income of 113%. So in summary, our cash flow performance was just outstanding.
Moving now to the segments and I’m now on Slide 10 with Fluid and Metering technologies. And here we continue to experience solid growth and just outstanding margin expansion. And again specifically in this segments as it relates to orders, the 5% improvement in the second quarter was as I mentioned earlier impacted by blanket orders we received in the first quarter. As you recall from our first quarter call, orders increased 20% for the segment we previously called pumps. And organic sales growth in the quarter was 14%, so we built backlog from Q1 to Q2.
So we impact blanket orders, when we review on a detailed level our backlog and specific product offerings, we believe our growth for the second half here continues to be a positive. Again organic growth here was 9% for the quarter and year-to-date 10%.
And as you can see from the margin Fluid and Metering is performing very well, especially in terms of expansion at 180 basis points. And most importantly we still continue to have an opportunity here to leverage our existing cost structure and at the same time we’re adding incremental high margin and new business opportunities.
I’m now on Slide 11 and our newest segment, Health and Science technologies. Again it’s important here to note this segment now represents 27% of the company’s revenue base. For the first quarter and first half this segment had a 14% and 17% organic order and growth rates. As Larry will detail, these businesses participate in what we believe to be a variety of high growth markets and obviously we are seeing that in our first half growth rates.
In addition with the acquisitions of EPI and JUN-AIR we’ve increased our revenue base within this segment by over 20%. Operating income of $14.5 million (unintelligible) 44% and is just under 18% of sales, up 90 basis points from last year.
Turning now to Dispensing, organic orders increased 4% while sales were down 4%. We again experienced solid domestic growth due to the combination of increased market share and new product applications within our core paints and coatings markets. This was offset by European market conditions. The overall operating margin though as you see here, this no longer includes Lubriquip. It’s 26.3% and while down 150 basis points due to volume and mix, you can see still a very profitable profitable segment.
Turning next to Fire and Safety and diversified products on Slide 13, orders increased by 6% and sales increased by 5%. Orders were up 10% and sales were up 9% on a year-to-date basis. So year-to-date this segment is performing within our range but the organic growth in the second quarter is lower than that of the first quarter.
There is a project nature to a portion of our business here, specifically within rescue tools and that could be impacted by timing of funding and also some specific projects that we’re looking at. Larry will talk more about funding in a few moments but to sum it up, the short answer here is we see the funding element as a tailwind for this segment in the second half of the year.
The Q2 operating margin is another great story. It increased 16% over 25%, up 240 basis points over last year.
So when we sum it all up financially for the second quarter, very strong performance in the second quarter and we frankly continue to build a lot of momentum to what we see will be just a terrific 2006.
So with that I’ll turn it back to Larry.

Lawrence Kingsley:	Thanks, Dom. Great. We’re now on Slide 14. You know, while we’ve reorganized our segment structure and we continue to evolve our strategy, we have not changed our core operating philosophy, nor the discipline that delivers results, as you can see.
However our business profile continues to evolve based on our recognition of those core strengths that we have, that is the ability to serve engineered and application specific niches, coupled with further penetration into higher growth segments.

Operational excellence in Mixed Model Lean in particular are enabling elements that allow us to flexibly respond to drive growth. The segments of the niche applications we serve kind of force us to operate in a unique Lean production environment, but the reverse is also true and increasingly significant.
Mixed Model Lean actually enables us to quickly enter some of these new applications. It allows us to customize products and remain very nimble as a competitive supplier.
The IDEX businesses is all get operational excellence as a mindset and mixed model is a growing critical element, both to our operating strategy and to our niche market capability. And operational excellence as you know is also the means for how we expand margins and generate strong cash flow that we reinvest in the form of new organic opportunities.
I’m now over to Slide 15 Mixed Model Lean is core to how we achieve sustainable results. And we track performance relative to labor and material savings as well as several other P&L and balance sheet metrics. We’ve consistently achieved our annual targets with traceable hard savings in the $20 million plus or minus range and ‘06 is no different. We are realizing those sustainable savings.
I’m very pleased with the team’s operating performance during the quarter, particularly in face of both material and labor inflation.
Mixed Model Lean allows us to produce multiple product types including new products utilizing shared resources. So in most cases we’re capable of quickly ramping to maximize new business opportunities.
And what we’re commonly asked in investor meetings, how far along are we with our mixed model deployment? And the discussion is a bit circular. In that we’re probably 25% applied but we’ll never be done. Mixed model will part of our culture and a critical enabler to our strategy for a very long time to come. It’ll enable continued margin expansion and just great cash flow.
To give you a sense for our productivity performance, direct labor for the company is essentially flat to where it was two years ago despite sales growth of about 20%. And we continue to create capacity and currently have available capacity for well into the foreseeable future.
Our most successful mixed model value streams are seeing as much as 3 to 400 basis points of product margin improvement and that’s from a very profitable basis obviously.
Liquid Controls is a good example. We’re not just beginning to see improved sustained performance, including reduced assembly times at LC from three weeks to three to five days. LC, to give you an idea, will improve their wip and finished goods inventory turns by 2-1/2 turns this year.
So again, you know, while customer responsiveness and operating metrics are critical and our performance is excellent, relative to future performance it’s also about enabling strategic growth, highly flexible reduction, shared resources, the ability to quickly take advantage of emerging opportunities, and to efficiently convert them.
So I’m going to turn our attention now to the segments and I’m on Slide 16. Now per some of the current conversation regarding the markets, if you were to group the industrial Fluid and Metering sales, that’s the former industrial side of the pump group again, and to represent the infrastructure associated revenue content and that would include the segments of water, waste water, all the energy applications, and the chemical processing segments, those segments represent approximately 2/3 of the Fluid and Metering technologies business today. I think it’s important to draw the distinction because we anticipate ongoing very solid industry performance based on where we’re positioned in Fluid and Metering.

Actually let me run through that again just to be very clear. When you segment our Fluid and Metering sales by infrastructure versus non-infrastructure and non-infrastructure would still include attractive global positions in food and beverage and other machinery and things of this sort, roughly 2/3 of our Fluid and Metering business is in infrastructure associated segments.
So we view the secular growth opportunities in the niches and what I’m calling the infrastructure segments for Fluid and Metering as key to sustaining better than industry average growth and profitability.
The segment is up 10% organically year-to-date. Again as we look at the current order book, as Dom said, we remain confident that the fundamentals for growth remain positive and we state that confidently because the process industries that we serve remain strong and our business capture rate is excellent.
A great example of how we’re executing well within Fluid and Metering would be our Liquid Controls business and how they’ve expanded their position in downstream oil and alternative fuels.
The LC group which consists of several IDEX brands is expanding their position both within the production plants and in the distribution system. LC is winning alternative fuel applications where they are now applying pumps to the fuel brewing process in the ethanol plants. Their meters are applied to the various material movement applications. They’re on the loading terminals and we’re now even applying turbine meters to the C02 byproduct capture and also the potential for the C02 custody transfer applications.
Similarly Pulsafeeder is building on their core metering pump technology and market position and water to now offer water treatment subsystems which entail expanded opportunities for pull through product for a variety of the IDEX Fluid and Metering capabilities. Our focus in water and waste water is to win the whole municipal plant as it applies to our pumps, metering and the other key process components that we have.
Over at Viking, still within Fluid and Metering, we’re now introducing a family of stainless steel vein pumps that, like the very successful Eclipse product introduced from Pulsafeeder last fall, are also targeted at corrosive chemical applications. The stainless steel vein pumps will be a great complement to our existing products to serve low viscosity, highly corrosive chemical applications and primary and specialty chemical applications.
As you can see, the IDEX Fluid and Metering strategy is evolving but it’s based on a very capable platform and very attractive segments. We’re also focusing our investment to gain more European share and capitalize on growth in Asia. Europe and Asia were 7% and 16% respectively for Fluid and Metering in the second quarter. But given our position and focus in the segment we feel good about our prospects as we move into the second half, as Dom mentioned.
Turning now to Slide 17, our newly defined Health and Science business continues to just absolutely knock the cover off the ball. They’re winning in both their targeted process industry segments and in the various OEM applications, as well as further penetrating into adjacent product areas. At 17% organic growth performance year-to-date we feel quite good about the underlying fundamentals and also the excellent execution.
Again at about 27% of our total sales this is a significant revenue and profit contributor today and is an excellent platform for which we will acquire attractive new engineered niche positions.
Within analytical instrumentation we’re seeing the increased demand from instrument manufacturers seeking next generation projects to support their continued growth in life sciences and generic drug discovery. At the same time our OEM customers continue to look for improvements to their supply chain, which is leading to higher value added assemblies and integrated solutions. For example, we introduced a new integrated pump and valve module into the in vitro diagnostics market along with a new nanoflow sensor and new degassing offerings to our analytical instrumentation customers.

As I said, EPI’s expertise and complex, close tolerance manifold systems provides us further opportunity to move toward a more integrated, single source solution within various instrumentation segments.
Outside of instrumentation, Micropump continues to win new OEM segment business. The product position that we established within the commercial and consumer printing areas coupled with disruptive technology, at least disruptive in terms of positive displacement pumps, has created a whole host of new commercial segment applications.
The team at Micropump has further developed that “less than $20 gear pump” capability and even more competitive precision peristaltic pumps to the point where we can now look at OEM segment applications that we couldn’t even have dreamed of two years ago. In medical applications through the Upchurch and EPI businesses we’re now a preferred supplier to five spinal cage OEMs and are in production on medical grade tubing as an example that’s used in MRI tumor detection from a mammography and other applications of this sort.
So all in, just outstanding growth and solid performance in Health and Sciences. As we continue to create our own opportunities through innovation and OEM-specific niche solutions.
Turning now to Dispensing, organic sales were down and they’re down 4% year-to-date. They’re up 10% domestically and down internationally by 11%. As you recall, our Dispensing business is project-based in nature and the international performance in this segment reflects a continuation of the relatively unfavorable European market conditions for Dispensing that we’ve seen for the past several quarters.
Domestically demand remains quite strong, driven by growing competition among the North American retailers for the do-it-yourself customer. This dynamic that we’ve talked about before has led to even more retailers getting into customized paints and coatings as well as an overall move to automated dispensing and equipment upgrades. Ultimately this trend will lead to higher service associated revenues as well.
As we move forward, the natural replenishment cycle which is roughly seven years in the U.S. as well as the changing environmental regulations such as California’s new environmental paint regulations implemented this month actually should also continue to drive order activity within the segment.
During the second half of ‘06 we’ll benefit from easier year-over-year comps in dispensing as well, so while not IDEX-like in terms of stellar, we do anticipate some level of growth in the segment.
Organic sales growth year-to-date for Fire and Safety was 9%. We continue to experience strong global demand for our hydraulic rescue tools, fire suppression equipment and the engineered band clamping systems.
Within fire suppression and rescue tools we closely monitor the various government funding sources, specifically for our rescue tools business. We believe the second half to be strong as the federal and state funding has now begun to be disbursed down to the municipal level.
The current proposed funding from Congress for the ‘07 fiscal year for the Fire Act, as you may know, is now projected to be consistent with ‘06 levels. The market conditions for rescue tools in Europe appear to be strengthening and we also continue to gain great traction in China through our facility there in Tianjin which you’ve heard us talk about.
Across the segment we also continue to earn our way toward organic growth through new product innovation which represents 24% now of total segment sales. As an example we’re seeing increased OEM interest in fire truck pump modules still, along with a noticeable increase in portable pump sales driven by the last few years of North American wildfire activity.

Within BAND-IT, rising energy prices continue to drive demand for subsea marine offerings that support underwater pipelines for offshore drilling. We’re also experiencing strong sales worldwide for band clamping applications used in oil rig and ship platforms, both in repair and for new construction.
So in summary, we’re pleased with our performance in Q2 and year-to-date, double-digit sales growth, solid organic growth, strong profit performance an great cash generation. We have recently acquired significant growth potential in those integration opportunities and those integrations are going well.
We continue to produce both hard savings and significant operating leverage through our commitment to continuous process improvement and our high mix environment. At the same time we continue to evolve the strategy to grow our position in applied fluidic and mechanical solutions and to do so in high growth niches.
We have a new segment structure that better depicts our business and supports our market-driven approach.
As we move forward we are well positioned in attractive end markets where the underlying fundamentals remain strong, especially in Health and Sciences and in our core infrastructure markets within Fluid and Metering, from fossil fuels, alternative fuels, water, chemical.
Our global fire and rescue business continues to grow nicely based on content capture and stable funding and with program activity that provides a tailwind for us for the second half.
Within Dispensing we anticipate continued strength in North America and easier comps in Europe in the second half. And we believe this should translate to modest growth in Dispensing as we finish out the year.
So with that we’ll be happy to take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

And your first question comes from Scott Graham with Bear Stearns.

Scott Graham:	Hey, good afternoon, Larry, Dom and Susan. I just — I really have two questions. And one is, you know, based on the sales growth that was recorded this quarter and the core orders, I just want to make sure that I hear you say it again that there’s really nothing out there that suggests to you that any of your end markets are, you know, keeping you up at night or mix is running so negatively that, you know, that will continue to impact sales. In fact the second half may be quite to the contrary.

Lawrence Kingsley:	Yeah, Scott, let me restate it again just to be very clear. You know, there’s been I guess some potential concern stated by some with respect to the potential slowing of some of the general industrial markets and also of some of the process industry segments. I’m hopeful that my remarks were clear. But one of the reasons that we several weeks ago decided to break out first Health and Science was to make sure it was appropriately representative for all how much of our total business is in those areas first versus some of the industrial segments.
And a comment I just made in the call, Scott, with regard to within Fluid and Metering how our sales break down, again it’s about 2/3 of the Fluid and Metering sales content for (unintelligible) that water, the energy markets, the primary, second and even some of the, you know, the tertiary chemical applications which we feel very good about.
And, you know, that other third of the Fluid and Metering businesses we don’t view dramatically decelerating in any way.

So for the process industry piece we actually see, you know, sustained or even improved conditions in the marketplace with respect to the, you know, what I’ve been calling the infrastructure segments. And for the other piece, you know, we still we’ve got great opportunities for the remainder of the year and beyond.
Outside of the two segments, that is Health and Science and Fluid and Metering, for Fire and Safety... and Fire and Safety is fire and rescue at about 3/4 of that business and then the BAND-IT business... our view is those markets remain strong we see great opportunities. They’re project driven and so we have a little bit of visibility from a market perspective as to where the project activity is and it supports a pretty healthy outlook, not just for the second half.
From a market perspective for Dispensing, we don’t see a real change versus the market’s run rate that we’ve seen for now I guess what 15 months or so, Dom.

Dominic Romeo:	Right.

Lawrence Kingsley:	And we see a lot of what our retail base expansion opportunities in the US they’re going to continue to drive growth. (Unintelligible) prefer to talk about, Scott, some of the opportunities in recent calls where there’s new retailers coming into the market, that dynamic continues to play out.

And we also continue to see based on some of the continually evolving volatile organic carbon concerns in various markets and new opportunities for serving what are new paint chemistries, essentially driving machine replenishment. So I would tell you that for the IDEX, you know, the served world that we live in we feel fairly strong about the market opportunity and we feel just as good as ever regarding our ability to capture more than our fair share.

Scott Graham:	I appreciate you’ve made that very clear and I want to move off that subject in fact and maybe talk about mixed model manufacturing. You know having experienced some of this myself earlier this year, I’m just sort of wondering, Larry, what this does for that, you know, sort of 20 plus or minus cost reduction target and whatever, you know, whatever you want to call that that you’ve achieved over the last several years and continue to.

Is that something that can, you know, is a sustainable you know, makes that number a sustainable cost take out? Is that something that can enhance the number a little bit? Maybe just give us a little feel for what that means over let’s say the next three years.

Lawrence Kingsley:	Sure, Scott. Good question. First of all remember the reason that we apply what we call Mixed Model Lean, because that’s an IDEX thing largely is that strategically we like the market niches where there is a high degree of customization in a product. I like them for the following reasons:
One, you can get in, differentiate quickly, sustain or improve price and generate value on an ongoing basis, much more so than you can in a market that’s going to be more product commoditized in nature. So from a strategic perspective, you know, we’re positioned to serve markets that require us to operate this way.
And if you look at the IDEX pedigree of operational excellence, it started with Six Sigma and what we’ve done with Six Sigma and design for Six Sigma. That’s a big part of our foundation. Now we’ve moved to Lean. Now we’ve applied Lean in our plants and we understand standard work and how to eliminate waste and how to put, you know, how to apply balance to the work cells and to the product line production areas.
Really for us, Scott, what mixed model was, was a graduation to the next level for us to continue to go at cost, to go at it in a sustained fashion but also and it’s really frankly even more important now, it enables us to continually go at niche opportunities to get in quicker, to be very nimble and ramp up quickly, customize product, go after opportunities that we don’t think many others can.

So while the $20 million plus or minus I think is a good number for you to assume for a number of years out, what I will tell you is the more important aspect of what mixed model means to us is it’s a means for us to go after growth. And what we can do when we get growth is convert it.

Scott Graham:	Okay, just to that same (unintelligible) and I know that you don’t give guidance but to the extent that you’re able to answer this question, Larry, it would be helpful. The operating margin year-over-year has been running up, you know, 200 to 300 basis points in ‘04, about 150 in ‘05 and, you know, north of 100 so far year-to-date in 2006. I don’t know if I would expect 100 basis points to continue for the next three years. But, you know, is it a, you know, 50 to 100 and maybe pushing 100 basis points of continuing expansion we could see, all things being equal?

Lawrence Kingsley:	I would tell you first again and you framed it appropriately, we don’t, you know, provide guidance. But we do certainly believe that we have the capability to continue to lever our existing infrastructure. And we think that there are, first, from a price perspective, but also from a cost improvement opportunity set, many reasons why we can continue to deliver our margin improvement to the operating line. And I don’t think your numbers are out of whack but I’ll let Dom comment.

Dominic Romeo:	No and, Scott, I would just add I would anticipate us coming off of our view of the 30% to 35% flow through being a key element of this financial equation for the years ahead. So that math does translate to over 100 basis points a year based on whatever level of growth you’ve built into your model.

Scott Graham:	Thank you both.

Dominic Romeo:	Thanks, Scott.

Lawrence Kingsley:	You’re welcome.

Operator:	Your next question comes from Jack Kelly with Goldman Sachs.

Jack Kelly:	Hi, good afternoon.

Lawrence Kingsley:	Hi, Jack.

Jack Kelly:	Larry, just trying to translate the words in terms of what might happen in the second half in terms of orders both on your part and Dom’s. And, you know, the first half organic orders were up, you know, 9%-10%. It sounds like we’re going to get an acceleration in Fluid and Metering, a pick up in Dispensing at least year-over-year, meaning market conditions stay the same but comparisons may be a bit easier and then fire and rescue tools comes back because of the Homeland Security money.

Does that, you know, put us in the, you know, maybe the 8% to 10% kind of numbers for the second half? I mean clearly you expect to be more than 5% because you’re looking at it from an acceleration. And the question really is, you know, can we do in the second half what we really did in the first which was, you know, close to 10%?

Lawrence Kingsley:	You know, Jack, I think yes. The answer is yes in terms of short answer. And let me back it up a little bit. First I think there’s some highlighted concern with respect to sequential orders. If you look back at the IDEX history, you know, you’ll see choppiness in orders over the last three years. Dom mentioned it and I think very specifically that we feel good about the end quarter sequential rate.

We feel good about the end of quarter backlog position. I feel very good based on what you just heard me talk about with respect to what we’re hearing out of businesses for the segments we serve. And as I made the comment earlier, I see a second half environment that’s pretty consistent with the first, so the answer is yes.

Jack Kelly:	Great. With regard to Europe and Dispensing, you know, the overall order pattern was down 4% for the entire business. Can you give a sense, Larry, the — how that broke out between Europe and the US and is this disparity widening, narrowing? You know, in other words is it — obviously the US remains solid from what you said but it sounded like Europe maybe year-over-year was a bit worse.

Lawrence Kingsley:	No I think I said in my remark that basically domestically year-to-date up 10%.

Jack Kelly:	Okay, I missed that.

Lawrence Kingsley:	And down internationally by 11%. And, Jack, we actually had a modest uptick in the quarter — in the second quarter for Dispensing of about 4% organically.

Jack Kelly:	Okay. And then assuming market conditions, let’s say, remain flat as you characterize it, Larry, how does that map out then, you know, year-over-year in the second half?

Lawrence Kingsley:	Remember the second quarter for Dispensing was a particularly difficult comp, right. Now there’s no question about that. For the second half, as I said, the comp gets better but in terms of just the market space demand, we see pretty nice indications out of the US marketplace, again based on the continued retail expansion, a number of what we see (unintelligible) attractive product lines, driving growth and it’s beyond the second half.
You heard us talk about Wal-Mart in the last quarter call. That continues to go very well. Wal-Mart’s plan for continuing to go after their entire store population is in sync with what we talked about before and that’s a four to five year time horizon. The other big boxes continue to make investments in paint as well as all the specialty retailers. So as long as paint is a comparatively attractive product line we see the interest in, you know, investing in our equipment.
The other drivers are a number of the specialty retailers continue to move from manual dispensers to automated dispensers, which means that, one, we play better and it’s a higher — obviously a higher priced tag item. And we think that there’s an ongoing concern with respect to some of the environmental issues and regs are driving it, both in North America and in Europe that basically mean good things for us for some time to come. So I don’t know if that answers your question.

Jack Kelly:	Yeah it does. So the order input numbers for Dispensing get better because domestic remains strong and Europe year-over-year gets less negative. Is that a fair way to look at it?

Lawrence Kingsley:	Bingo.

Jack Kelly:	Got it. And then last, you know, given the dislocation in the stock today, Larry, you know, any further thoughts on stock repurchase?

Lawrence Kingsley:	I would say for — no. The answer is no. The stock is a great buy.

Jack Kelly:	Yeah but you should be buying it if you think we should.

Lawrence Kingsley:	Yeah I would.

Jack Kelly:	Only a suggestion.

Lawrence Kingsley:	We’ll take the suggestion, Jack.

Jack Kelly:	Okay. Thank you. That was it for me. Thanks.

Lawrence Kingsley:	Thank you, Jack.

Operator:	Your next question comes from Wendy Caplan with Wachovia Securities.

Lawrence Kingsley:	Hi, Wendy.

Wendy Caplan:	Hi, good morning — good afternoon. Can we talk about working capital, Dom? As you look out over the year, you know, what is the focus? What’s your focus in terms of improvement here? Are there pockets of issues anywhere in the company that you can identify?

Dominic Romeo:	Wendy, I wouldn’t call them issues. But, you know, if you look at receivables we’ve been constant in the mid-40s in terms of DSO. The key initiative and focus here related to mixed model is obviously inventory. As I mentioned in my comments we increased slightly from year-end with all the growth we’ve had. So I think we’re doing a pretty fine job there but Larry and I would be the first to tell you we can do better.

But we’re targeting about a turn a year as a kind of a go-forward number. I’ll also highlight that if you look at our current balance sheet and you’ve got to take acquisitions out of the variants from year-end, so when you do that we’re essentially flat with year-end. So that’s the key focus. Payables we’ve consistently done a nice job there but I would say inventories is the primary focus and it will continue to be for many years.

Wendy Caplan:	Okay. And, you know, the issue of cash deployment has been raised again and again. You know, arguably your balance sheet is really too good. And can you — I think the one area that we haven’t seen really enough of, if I can speak for myself, is acquisitions. Can we talk about — you said the pipeline is full.

Can we talk about, you know, where the opportunities are? What’s been — I know we just did EPI but are there big ones out there? Are there — are we focused in the Health and Science area, fire and rescue? Can you give us some color on that please?

Lawrence Kingsley:	Yeah, Wendy, let me jump in there. The — first of all the interest is obviously there. Certainly to your point, we would agree with your argument. The balance sheet is too good. The opportunities are also there. The real issue is the, you know, the opportunities to close the ones that we see as most attractive as fast as possible. And the only thing that gets in the way of that is well it’s really just two things.
It’s our due diligence process and as, you know, Dom mentioned in his comments, we remain very disciplined in our approach and sometimes due diligence, you know, picks up things that we don’t like. And secondly, you know, current valuations. All that said we still feel very good about acquisition opportunities first and that’s where our first priorities are in Health and Science and there’s a number of them.
As a matter of fact I’m leaving as soon as the call is over to go have dinner with someone tonight who I think represents a great opportunity. We’ve got a number going on in Fluid and Metering as well. And we see some very good opportunities to go into — further into some of those stronger, secular opportunities in Fluid and Metering that I mentioned where we already have good leadership positions, such as, you know, if you look at Pulsafeeder they are — and they’re clearly the metering pump market leader for water and waste water now with their new product technology and their position.

And with what Pulsafeeder has in the way of their product complement plus what we can bring in in the way of other products that are used in a similar kind of system application we see some great opportunities within Fluid and Metering. So those will be the first two areas of priority.
We also see some niche opportunities in both Fire and Safety and in Dispensing, you know, first in Fire and Safety right now. And I won’t go into those in specific because their specific enough in product type that it would be, you know, kind of discussing it very publicly in a way that wouldn’t be wise at this point.
The size of the opportunities, to your question, ranges from larger ones to what I will call very attractive organic bolt-ons that are in the, you know, the EPI size range or a little bit bigger, you know, the $30 million plus dollar range. And right now there are more opportunities in that smaller, higher organic growth attractive bolt on opportunity profiled than there are in the larger ones. And we’re good with that short term because there’s some great returns out there that we think we can make happen. And as the market normalizes for some of the larger properties, we’ll take advantage of those too.
The only other comment that I would make just to make sure it’s clear for everybody is that I feel good about our expanding capability to operate these businesses. You know, and that means that, you know, we should be able to, one, acquire larger businesses and bring in the IDEX team to run them without significant challenges. So there’s certainly nothing from an operational perspective that disqualifies anybody out there as long as we see the good market demand top line growth opportunity in the acquisition.
My message to you today wouldn’t be any different than what you heard last quarter or what you’ve heard in between. We’ve got a better pipeline. We’ve got a lot of good opportunities and we’re going to remain very disciplined in how we go after them.

Wendy Caplan:	The — your comment that Health and Science was a priority, are we — in that space one would assume that we’re being asked to pay up a bit for those relative to say fluid. Is that fair?

Lawrence Kingsley:	I would say that the valuations are more a function of the size of the companies right now and oddly enough some of the geographic locations of the companies, where they are. Some of the, you know, the North American properties in the middle market are more expensive than some of the other European country markets.

All that said, there’s a fairly large difference between some areas of Europe versus others based on, you know, where there is more private equity activity so it’s probably more a function of size than it is of the two groups because, you know, we’re not really interested in mature, cyclical technologies in those acquisitions in the Fluid and Metering space. We’re interested in those that we think have great sustainable growth opportunities. So those businesses are going to command, you know, reasonable attractive prices.

Wendy Caplan:	Thanks very much.

Lawrence Kingsley:	Thank you.

Operator:	And your next question comes from Robert LaGaipa with CIBC World Markets.

Robert LaGaipa:	Hi, good afternoon. I just had a couple of questions. I guess one, not to beat a dead horse but just to circle back to the growth numbers that you’re expecting moving forward, I know you had mentioned that, you know, you’re expecting it to be a little bit better or, you know, always similar for the rest of this year.
But I mean if we look at the organic growth rates over time I mean, you know, certainly in the September quarter last year the comp gets, you know, quite a bit easier. And I guess what I’m trying to nail down here is, you know, on a go-forward basis how much is the anticipated, you know, stable to increasing growth that you’re looking for associated with, you know, just an easier comp as opposed to, you know, activity actually improving?

Lawrence Kingsley:	Now the comments with respect to comps was just to make sure we were all clear on Dispensing.

Robert LaGaipa:	Sure.

Lawrence Kingsley:	We’ll tell you just to be very clear. Again when you look at, first, the markets that we’re in because I think there’s kind of a broad brush view of one general industry that maybe folks are applying that doesn’t make a lot of sense. And, two, even within the process industries that doesn’t make a lot of sense.
We feel very good about our position, you know, and I’ll say it again. Within Health and Sciences we think we’ve got very strong underlying (unintelligible). We’ve got, you know, generic drug discovery driving instrumentation sales which is very strong. We see good, you know, life science, biotech based sales activity right now.
In the OEM segments that we serve it’s a combination of those OEM segments growing nicely plus they’re really entirely new segments for us, so it’s essentially all gain and we see a number of them, four or five what we call adjacent segments to where we’ve played, you know, out of the Micropump group principally.
And in Fluid and Metering, again I would just make sure that it’s clear for all of us, you know, is there the potential for food and beverage and process to slow down. Perhaps, but I certainly don’t see it in the energy markets. I certainly don’t see it in water and waste water. And I certainly don’t see it any time soon in the chemical segments, both the basic or organic chemicals as well as the petro chems. So, you know, we actually think the market looks very good. There’s more discretionary spend project activity within those infrastructure segments now than there has been.

Robert LaGaipa:	Uh huh.

Lawrence Kingsley:	And, you know, without going into any more detail I will just tell you that, you know, we don’t see a dramatically slowing organic orders rate in any of those segments.
Now there could have been some concern I think potentially applied to the fire and rescue business if in fact funding had slowed, even though we really don’t see that as a big impact because where we tend to win, particularly in the rescue tools side, is in the project driven nature of our business and, you know, that’s going very well and we’ve got, I would say, at least reasonable visibility to the market performance.
And, you know, we’re not concerned about the market for rescue tools. On the fire truck, you know, which is the other side of that business, you’ve heard us talk before about what we’ve done to expand our position on the truck. That is the pump modules versus the pumps and the components that go with the pumps. If we do it right on an application where we’re getting a module sale, we’ll get 2-1/2 to 3X the value in the module that we would in the components.
So even if you were in, you know, a flat unit volume environment for trucks, I’ve got to tell you. I feel pretty good about our ability to capture new sales opportunities on a content basis. And our relationships with our truck OEM customers are extremely strong.
You know, we’re providing them with a very competitive product position. So now I think the opportunity for Fire and Safety is good. The BAND-IT group also within that business is absolutely amazing in their ability to continue to bring in new product to market and do a stellar job in bringing it to niche applications. And you’ve heard us talk about many of those historically too.

So, you know, the only question and the reason that we talked about comps earlier was just to make sure we were clear around Dispensing, but again we don’t see doom and gloom in Dispensing. We just see a how do we make sure that we convert what are those known market opportunities based on retail and based on the environmental issues that still certainly apply.

Robert LaGaipa:	Another question. I guess the follow u p to that is just with regard to, you know, the blanket orders that you received in the first quarter from the OEMs is — can you just maybe characterize, you know, what drove the blanket orders that you received? You know, of those orders, you know, do they leak into the second quarter just in terms of production?

And, you know, maybe if you could just talk about, you know, if there’s been a difference in terms of demand, you know, with the OEMs versus, you know, the distribution channel, I mean I think many of us heard, you know, some of the distributors, you know, talking about, you know, somewhat stellar sales growth for the rest of this year. I mean has there been a difference between those two end markets for you?

Lawrence Kingsley:	Well you were four or five questions there. Let me start and I’ll ask Dom to jump in. First as Dom mentioned we, you know, carried our backlog position very nicely through the quarter. And within the quarter our sequential orders performance was good. So we absolutely see that there’s still strong orders.
We don’t see de-booking activities of any sort. And I would apply that statement to both our industry segment distribution as well as the OEM. And I would say right now there’s not a marked difference between the direct or indirect channels for our product.
You know, we — while we do service some of the general industrial distribution out there, you know, for instance we will go to a market through, you know, one of the larger national, you know, wholesalers for a couple of different products of sorts. That’s a very very very small percentage of our sales.
Our sales are almost exclusively if they’re through a channel to some form of systems integrator or technical applied product wholesale who is usually regional or local and who is within a segment. So they’re, you know, they’re typically taking our product, combining it with other products, solving a system problem and applying it to, you know, an industrial water or waste water or an application of the sort. You know, and that channel is not showing signs of concern. So when we look at the, you know, the big picture macro, yes I feel pretty good.
When we look at the channel input right now, not huge signs to be alarmed about. And when we look at the Q2 order activity and the carry-through rate pretty strong. But let me have Dom further comment.

Dominic Romeo:	No I think that characterizes it very well. I think the other key thing to note this all translates to backlog at the end of the quarter that’s substantially higher than it was last year. And I gave you the month — end month order rates of $88, $100 and $103 million for April, May and June, so even within the quarter we saw some acceleration which indeed versus the first quarter sequentially translates to higher backlog at the end of Q2. So that’s the math on that equation.

Robert LaGaipa:	Sure. Last question if I could and just and this one is for you, Dom. I mean in light of the divesture of Lubriquip, you know, the sale to Graco and the fact that it did account for, you know, roughly 5 cents of earnings last year, you know, a penny or so this quarter, you know, are the other acquisitions that you’ve done this year, you know, the JUN-AIR and the EPI, will that, you know, the accretion from those acquisitions make up for the loss of income associated with Lubriquip, you know, for the rest of this year?

Dominic Romeo:	Yes.

Robert LaGaipa:	Terrific. Thank you very much.

Operator:	Your next question comes from Michael Schneider with Robert W. Baird.

Michael Schneider:	Good afternoon, guys.

Lawrence Kingsley:	Hi, Mike.

Michael Schneider:	Well, Larry, this is the closest we’ve gotten to you giving guidance and I guess I’m proud of this group for that. Larry, your comment about the second half orders essentially matching the 10% of the first half and just your confidence in saying that, I’m wondering what’s changed about the business or what’s changed in your maybe internal evaluation process to come out and I guess say that with confidence because one thing that in following IDEX since the mid-90s that’s been clear is it’s a very short cycle business. So while you don’t see the slowdown today, frankly I wouldn’t expect IDEX to see the slowdown until it actually occurs.

Lawrence Kingsley:	Mike, you know, one of the things I think we should make sure we draw the distinction on is the fact that we’re a short business cycle business, meaning our book and turn is a very efficient book and turn versus the market cycles that we participate in, which can for that matter be pretty long market cycles.

Michael Schneider:	Sure.

Lawrence Kingsley:	And, you know, the Health and Science and the infrastructure segments we’re still mid-cycle in fairly long market cycles, so I think everyone is on the same page. But the fact that we’re a pretty rapid book to turn business doesn’t necessarily mean that we don’t have some level of visibility into what’s going on in the markets around us.
And I think what’s changed, what’s improved over time for sure is that, you know, we’ve done a much better job building indicators with respect to the Fluid and Metering business. Are we perfect? Absolutely not. But we have a pretty good view of what we think the indicators are as they have applied historically and as we look forward.
And what it comes down to is understanding quote demographics. And as I said earlier, our quote volume, that quotes by segment, what we see as the, you know, the potential for those quotes to pull in or push out. And we have a pretty consistent analysis that we apply.
And I would tell you that again, you know, we’re not professing to be perfect but with what I’m seeing, what Dom and I are seeing, we see right now pretty decent indications that that activity remains pretty strong.
And the other comments that I made with respect to why we think the macro environment as it applies to us is good or as good is that, you know, I think the general concern around machinery slowing down or around some of the more consumer goods associated process segments slowing down, you know, that might be very valid, you know, very valid. But, you know, that’s a fairly small percentage of our sales.
I think if you take Fluid and Metering and if you take that 1/3 of Fluid and Metering and apply that 1/3 of Fluid and Metering to all of IDEX, it’s what 10% or so of our sales. So if there’s a deceleration in the markets we serve and those Fluid and Metering applications the questions is is there at least a, you know, a preservation or potentially an acceleration in some of the other segments.
And beyond that, you know, I think versus IDEX depending on what you’re thinking of as the past or how long ago you look, you know, we’ve certainly moved our business into, you know, other areas such as the Health and Science areas which, you know, cycle at a different point than do, you know, some of the ones that folks are concerned about now.
And I think the, you know, the municipal markets and all of those certainly the Dispensing equipment markets do not cycle, you know, consistent with what people expect out of some of the industrial B2B issues of the sort.

Michael Schneider:	Very good.

Lawrence Kingsley:	You know, Mike, I think that, you know, we’re not capable of crystal ball forecasting for sure. However at the same time we felt that there was way too much pessimism, you know, in terms of macro forum that was being applied to what is the IDEX (unintelligible) set of segments.

Michael Schneider:	Very fair. Thank you. And just two specifics, just first on Health and Science business, if I missed that I apologize. The orders were up 25% this quarter, Dom. Do you have the organic number for that?

Dominic Romeo:	If you look at the chart, Mike, the organic total sales were about 37%. Organic was 14%, acquisition 13%, so those percentages — so I’d say, you know, 12%-13% kind of order growth in that quarter. But again they were influenced by some blankets in the first quarter as well, so the same comments hold true that we also mentioned on fluidics and metering.

Michael Schneider:	Okay. And then finally just pricing, can you just give us a sense of where you are and kind of the materials and pricing curve, if indeed you’re still getting squeezed by it and what, if any, pricing actions you’ve taken as of late?

Dominic Romeo:	Mike, we’re still for the quarter for the whole entire company just over 2% and that has been more than adequate to cover our inflationary side of the equation as you can see from the margin expansion. Gross margin was flat compared to last quarter but if you look at mix within Dispensing specifically and also the acquisitions, we still levered operating income but gross margins were flat. But we did do a nice job on the inflation side versus price.

Michael Schneider:	Okay thank you.

Lawrence Kingsley:	I would only add to it from an inflation standpoint, I just want to commend the team. They’re doing an outstanding job. You know, with what we have moved to Asia and have the potential to continue to move to Asia, the copper content issue, Mike, it applies to us, I’m feeling fairly strong that we’re in a good position right now.

Our motor suppliers know that they can’t increase prices tremendously to us. And the real issues that we’re focused on right now would be principally the aluminums and all the nickel-base products such as the (hastalloys) and the stainless product where, you know, that is what we’ve got our watchful eye out for. But to Dom’s point I would say not just on a bottom-line preservation perspective but on a rate preservation standpoint we feel good.

Michael Schneider:	Thank you.

Dominic Romeo:	Thanks, Mike.

Operator:	Your next question comes from Amit Dahryani with RBC Capital Markets.

Amit Dahryani:	Thanks a lot. Good afternoon, guys.

Lawrence Kingsley:	Good afternoon.

Amit Dahryani:	Hey just a question on the — all the growth rates are, you mentioned some pretty good numbers on a month or month gain through Q2. How have they trended so far in the month of July, you know, versus your expectation versus typical seasonality so far?

Dominic Romeo:	Yeah, Amit, we’re not going to provide specific numbers for July but I’ll leave it to the fact — leave it to say that we feel July is indicative of all the comments we’ve made today. So far July is just fine.

Amit Dahyrani:	All right. And then, I mean, do you guys — are you guys expecting any big uptick in raw material cost for the remainder of the year? Or (unintelligible) just like benefited from the fact that some of the raw material prices have actually decided to come down and your price increases will actually hold in for the rest of the year?

Lawrence Kingsley:	I would tell you that our — first our price increases should hold. We don’t for the most part apply surcharge kind of pricing actions. They are two price adjustments. The — I don’t think we’ll see a rate improvement for the second half of the year based on variable margin but as I said to Mike’s question, we don’t see it as a negative impact either.

Amit Dahryani:	All right. And then just, you know, looking at your working capital there seems to be a negative five days delta between your AR and AP days. It essentially looks like you’re paying your suppliers before you get money from your customers. Is there something structurally that we could do different that should shift the difference positive?

Dom Romeo:	I think when you carve out acquisitions you’re going to find the core — the way I look at it, the core company ex-acquisition does not have that trend. And what you see when trend and what you see when you look at the year-over-year numbers because of the acquisitions they indeed do have shorter payable cycles, so obviously whenever we look at a new acquisition, that is one of the opportunities. But net-net the core companies that’s been an initiative for quite some time, so you have to take acquisitions out to get the proper analysis there.

Amit Dahryani:	Got you. Thanks a lot, guys.

Dom Romeo:	You’re welcome.

Operator:	Your next question comes from Charles Brady with BMO Capital Markets.

Charles Brady:	Hi. Thanks. Good afternoon.

Lawrence Kingsley:	Hi, Charley.

Charles Brady:	Can you just on the Dispensing side of the business now that we don’t have Lubriquip in there and more, would you say that the, you know, obviously it’s been about 60% or so to the international side. Is it fair to assume that that price slides up a little bit to 65% and close to the 70% more international now?

Dominic Romeo:	It’s actually yes, roughly 65%. But again depending on the growth with the domestic side over time that could balance out. But right now I’d call it at about 65%.

Charles Brady:	Okay. And, you know, given — it is.

Dominic Romeo:	(Unintelligible) about 55% in Europe.

Charles Brady:	Okay. And given, you know, without Lubriquip then and given that that business was probably not the highest margin business in some of your — of that segment, is it fair to say over time given particularly the growth that your kind of seeing in North America in some of the retailing that despite what you’re seeing in Europe, even though you’re losing a chunk of your North American sales with Lubriquip, your overall segment margin should go up because some of the sales you’re losing were actually probably below segment average?

Dominic Romeo:	Yeah but just remember, if you look at the 26% — 26.3% actually that we report for Q2 we’ve treated Lubriquip as a discontinued operation, so the comp is without Lubriquip as well. But again, you know, we highlighted this 26% business is quite good. And we still have room to expand margin. And all of our new products are at great product margins as well. So the numbers you see today are without Lubriquip on both quarters. And as we obviously issue each Q you’ll see the comparisons without Lubriquip as well.

Charles Brady:	But, okay. And then just switching over to the BAND-IT, how much of BAND-IT’s business is tied into oil and gas markets?

Lawrence Kingsley:	BAND-IT goes to market through an incredibly broad set of local wholesalers globally and so it’s tough for us to peg the exact number. But a pretty large percentage of the stainless steel product is applied into harsh environmental applications, so if you were to break it down it’s in chemical, petro chem, all the energy markets and then a lot of general industrial harsh environment, kind of severe duty applications if you will. So you do find it first and foremost where there’s aggressive atmospheres but then in a fairly broad distribution. So if I gave you a number I’d, you know, probably be wrong but it’s a pretty strong piece of it given the nature of the product.

Charles Brady:	Okay thanks. And just a final question on your tax rate, are you still looking at a 34%-35% rate for the remainder of the year?

Dominic Romeo:	Yeah, year-to-date we’re at 33.8%. For the quarter it was 33.6%. Internally we’re still using 34% but it’s going to wiggle between, you know, 33% and 35% but internally we’re using 34% for our second half forecast.

Charles Brady:	Thanks very much.

Man:	You’re welcome.

Operator:	This concludes today’s question and answer portion. Mr. Kingsley, are there any closing remarks?

Lawrence Kingsley:	I’d like to say that I think — I hope everyone understands the profile of the markets we serve well. You know, certainly we believe given where we play that we’re in a relatively attractive position right now looking forward. We like the market segments that Health and Science serves. We like the market segments that are predominant for the Fluid and Metering business is in.

We feel good about our opportunities in Fire and Safety. And we feel good about what we can do to continue to drive principally channel based growth for Dispensing. So I just want to make sure it’s clear for all, we think very highly of the space we’re in and we feel very good about our ability to win, you know, in the space. I want to thank everybody and we’ll look forward to talking to you in October.

Operator:	This concludes today’s IDEX Corporation Second Quarter Earnings Release conference call. You may now disconnect.
END